EX-99.2

IDEX Corporation Q1 2017 Earnings Conference Call
April-20-2017
Confirmation #13652253

IDEX Corporation
Q1 2017 Earnings Conference Call
April-20-2017
Confirmation #13652253

Operator: Greetings and welcome to the IDEX Corporation's first quarter 2017 earnings conference call.

At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star, zero on your telephone keypad. As a reminder this conference is being recorded.

I would now like to turn the conference over to Mike Yates, Vice President and Chief Accounting Officer. Thank you. Please go ahead.

Mr. Mike Yates: Great. Thank you, Brenda.

Good morning, everyone. This is Mike Yates, Vice President and Chief Accounting Officer for IDEX Corporation. Thank you for joining us for a discussion of the IDEX first quarter financial highlights.

Last night, we issued a press release outlining our company’s financial and operating performance for the three month period ending March 31st, 2017. The press release, along with the presentation slides to be used during today’s webcast, can be accessed on our company’s website at www.idexcorp.com.

Joining me today is Andy Silvernail, our Chairman and CEO, and Bill Grogan, our Chief Financial Officer. The format for our call today is as follows- we will begin with Andy providing an overview of the first quarter and financial results and an update on what we've seen in the world. He will then walk you through the operating performance in each of our segments. And finally, we will wrap up with an outlook for the second quarter and full-year 2017. Following the prepared remarks, we'll open the call for your questions.

If you should need to exit the call for any reason, you may access a complete replay beginning approximately two hours after the call concludes by dialing the toll-free number 877-660-6853 and entering conference ID 13652253, or you may simply log on to the company’s home page for the webcast replay.

As we begin, a brief reminder - this call may contain certain forward-looking statements that are subject to the Safe Harbor language in today’s press release and in IDEX’s filings with the Securities and Exchange Commission.

With that, I’ll turn the call over to our Chairman and CEO, Andy Silvernail.

Mr. Andy Silvernail: Thanks, Mike.

Good morning, everybody. I appreciate you joining us here for our first quarter conference call. Obviously, I'm pleased with the results here for the quarter. It's the first time in literally two years that we've had this kind of strong organic revenue growth, and we did see improvement overall throughout our businesses, and the team is executing extremely well.

As you know, we've been talking here for some time about the difficult market conditions, specifically in our industrial and in our energy markets. And I've been very pleased how our teams have tackled this over the last couple years in this industrial recession. They've faced these pressures. They've delivered good results in the face of the challenges. And we are starting to see some recovery.

In the first quarter, we saw evidence of this, really started in the third quarter of last year. We started to see a little bit of rebound in the late part of the third quarter, particularly in the North American industrial market. And the improvement that we saw here in the first quarter, was broad based across most of our markets.

The industrial side has been coupled with the continued strength in our life sciences and our scientific businesses. And with this--kind of all this coming together, we have a more favorable outlook for the balance of the year.

Obviously, I'm gonna talk in depth here in a few minutes about what we're seeing inside of our businesses. But, before that, I thought I'd take a look at what's going on in the markets and the regions.

You know, for the first quarter, we had, I guess you get a really clear view of what we can deliver when you combine our ability to execute with some improved market conditions. We had organic revenue growth that was up 5 percent, really driven by outstanding execution in FMT, which was up 6 percent organically and HST, which was up 5 percent. Both of these delivered robust order growth, as well. We had 5 percent order growth, organic order growth at FMT and 8 percent, organic order growth at HST.

FSDP, a little bit of a different picture - we had 1 percent organic revenue growth. We had orders down 11 percent, on an organic basis. But, if you sift through this, it's really due to some tough comps and some movement of some things late in the first quarter into the second quarter. So, overall with FSDP, no real concerns with the underlying order pattern.

So obviously, we're optimistic. We do remain a little bit cautious, and I'm gonna talk about that in a second and some of the things that I think are out there that we just need to be mindful of. But our teams did a great job in the quarter. Overall, organic order growth was up 2 percent, and revenue growth, organic revenue growth was up 5, as I mentioned. Operating margin was at 21.8 percent, which was up 120 basis points. Adjusted EPS was $1.03, which was up 14 cents or 16 percent. Cash flow was up 21 percent to $75 million. Importantly, we did build $15 million of backlog in the quarter.

Also in the quarter, we did have about $5 million of restructuring cost, namely around site consolidation. This is all in support of the strategies that we've outlined about building some scale in our businesses and really driving long term competitive advantage.

And our balance sheet's in great shape. We ended the quarter at about 1.7 times gross leverage and obviously very strong free cash flow.

So, taking a look at what's going on in the markets and the regions, around the world, first, on the industrial side - as I mentioned, the industrial markets have improved, across our regions. Importantly, in the North American, industrial distribution, we had strength in the fourth quarter, late in the fourth quarter. That has continued throughout the first quarter. And really, this is a--the first sustained rebound that we've seen here in some time.

Energy remains somewhat mixed. Upstream has been good and we see that in our BAND-IT and in our sealing business. But, as you know, that's a pretty small part of our overall business.

The midstream has remained pretty muted. You'll see strength in aviation in our mobile business. But overall, as you look at truck builds, those are down. Had a very long winter, and so that's really been a mix. And that tends to lag, anyways.

Agriculture - we're starting to see signs of recovery. We started at the end of last year. I think it'll be a slow pace, but generally, the signs are positive.

In scientific fluidics, life sciences generally continued strength in IBD, bio analytical instrumentation and optics. And then, finally, on municipal, the trends have continued. We've got kind of a steady-Eddie marketplace, and I think that will continue to be relatively decent for us.

In terms of regions, North America really led the recovery. We saw strength across most businesses, most markets. And so those are favorable.

In Europe, the conditions are also improved. Auto and housing have really been the two things that have led there. And generally, we haven't seen any negative impact from Brexit, so a decent market in Europe.

And then in Asia, the good story that we've had in India has continued, and we did see some positive turn in China.

All this kind of adds up to some pretty good news and, a more positive outlook certainly than we've had in some time, but I did want to talk about just a word of caution. Obviously, we're happy with the broad based improvements in the markets. Our team is executing very well. But I do want to be clear that I'm cautious about the overall outlook, and I am because my personal view is that the financial markets and the M&A markets have really fully priced in this good news, and the good news of improving demand, confidence levels are up, obviously, low interest rates.

Really up until the last week or so, I would say that the policy improvements of the US had also been priced in, whether tax reform or infrastructure spending. What I don't think that a lot of the risks have been fully accounted for, the potential issues that are out there that could impact demand, and I think it's important to note, whether it's geo, political conflict or policy gridlock in the US or really what has, turned into a regular unpredictable, US domestic and foreign policy.

And the reason I mention this is not that we have any control, and we're certainly not expect any of this, but I think it creates volatility. And so, as I look at the back half of the year, it's still pretty hard to get your head around some of these major impacts that could happen out there.

So, I'm pleased with the start with 2017. The outlook has improved. But, I think, we've got to be mindful not to get over our skis, for IDEX to control what we can control and understand both the upside and the downside of the full, risk and reward basket.

Okay, let me talk a little bit about capital deployment. Obviously, it's a big piece to our overall story. Our strategy remains the same with a focus on long term organic growth investments, disciplined M&A, consistent dividends, and opportunistic share repurchases.

On the organic growth side, we believe that we've meaningfully outpaced our markets, obviously in this quarter, but also during the industrial recession, we took share in many of our businesses. And so, we've been committed to invest for long term organic growth. That commitment's not going to change. We believe that superior organic growth is the key value driver in our company, and we're going to continue to invest in projects and people that make the most strategic sense to us and that the series of investments that we talked about in detail on our last call, those have started, and we've really, committed ourselves to making sure we're making these investments going forward.

In terms of dividends, our policy of being in that 30 to 35 percent range, we're gonna continue to be there over time. Share repurchases, we nibbled a little bit around the edges here in the first quarter - pretty small numbers, 82,000 shares that were bought back. And as you all know, we have a very disciplined methodology of how we think about share repurchases. It's about driving long term value for our shareholders, and we're gonna keep that discipline.

In terms of M&A, the M&A funnel is solid, not different from what we talked about here a few months ago. And we're continuing to work that funnel.

Prices obviously continue to be elevated, and so we're gonna be selective and targeted and make sure that we put money to work in ways that are gonna create shareholder value. And obviously, we're in a position with our balance sheet and our cash flow, to execute that strategy fully here going forward.

All right, let me turn to the first quarter results. I'm on slide four. Revenue in the quarter was 554 million, which was up 10 percent in total, 5 percent organically. And as I mentioned, it was driven by, 6 and 5 percent organic numbers at FMT and HST. It's worth mentioning, as I did earlier here, that this is the first time we've seen organic revenue growth since the end of 2014, so obviously, I'm very pleased by that.

Orders were up 8 percent at 569 million, 2 percent organically. As I mentioned earlier, FMT was up 5, HST was up 8. And so, the underlying businesses, have nice, strong order rates here as we move into the second quarter.

We also built $15 million of backlog in the quarter. The team did an excellent job of executing, and March was a particularly strong month for us. Obviously, you see with the flow through to the bottom line, they've done a nice job.

When you adjust for $5 million of restructuring, op margin was at 21.8 percent, which is up 120 basis points. I'm pleased with that strong execution by our teams.

Cash flow was a great story, up 21 percent, $75 million. Net income of 75 million or 99 cents on a GAAP basis and $1.03 or up 14 cents, up 16 percent, for the year on an adjusted basis.

All right. Let me turn now to the different segments. I'm on slide five, and we'll start with Fluid Metering.

So, FMT had an excellent quarter. As I mentioned before, sales and orders were up 5 and 6 percent, respectively. Op margin when you adjust for 1.6 million of restructuring was up 300 basis points in the quarter, obviously, great results, and you're seeing the benefits of the restructure of that overall cost structure within FMT and the impacts that you get from the volume leverage when you see the business turn.

Water continues to be a very good story. Municipal and industrial markets are solid. We are seeing some seasonal trends that point towards a good second quarter for that team. In particular, I think they've done some of the best work in the company around new product development. So, we've got a couple of new products here that have been launched that I think are gonna be good news for water here throughout 2017 and into the future.

In terms of industrial fluids, all the trends that I've talked about impact that business probably as much as any within IDEX. We've seen nice increases in North American distribution, an uptick in upstream oil and gas, albeit a small piece, and then, some firming in, in Europe and in the Gulf region, so, a decent improvement there in industrial fluids.

Energy I already mentioned earlier - aviation business, the project funnel is very healthy, and the stationary market is doing well. The mobile market, which is really around LPG, has been softer and really should be--we expect it will be here through the balance of the year.

And then ag, as I mentioned before, nice start to the year. You know, we have seen some improvement, so that's a good sign. But, we think that will be overall relatively slow improvement.

I'm on slide six now. Let's talk about health and science. So, like FMT, strong first quarter - organic orders are up 8 percent. Revenue was up 5. If you exclude the $3 million of restructuring charges, HST had a 90 basis point increase in the quarter.

One of the questions I would assume we're gonna get is why that actually wasn't a bigger increase in margin, and that's really due to the mix of businesses, within that portfolio here in the second quarter, but still very nice performance, obviously.

Life science and optics - the analytic instrumentation business, bio IBDM markets all continued to be solid and we're seeing, you know, really nice business wins in new product through the combination of fluidics and optics.

Sealing had a great quarter. Our acquisition of SFC is--has turned out, quite nicely along with some very nice business wins in the semi-con market by our sealing team. We made a substantial investment, a few years ago in new capacity in the United States, really to allow us to attack the semi-con and the energy markets, and that is paying off well.

Just as a kind of an interesting note, in terms of volume in our Brenham, Texas facility, it's up ten times what it was this time last year. Now, albeit, that was a startup volume, but they've just done a terrific job of getting up to speed in servicing some very demanding and important customers.

On the industrial side, much like FMT, a nice pickup on the--in industrial distribution in North America in particular. And then in our materials process business, pharma and the nutrition markets have been decent, and our consolidation of a number of those sites into one, significant site into North America is going quite well.

All right, I'm on our last segment. I'm on slide seven, and we'll talk about diversified. Organic orders were down 11 percent in the quarter and sales were up 1 percent. I think this is an important note because I'm sure we'll get some questions on this, too. The order decrease was relative to a very strong order book last year in our dispensing business that we're gonna come up against. And the order that we expected it to fall got pushed into the second quarter. So, you'll see some lumpiness in here, both that you'll see in the order book here, and then as we look at the second quarter, you'll see some lumpiness on the sales side - so, nothing from an underlying basis to be concerned about really. You know, this is the lumpiest segment that we have, and that shows up from time to time.

We did see margin decrease about 70 points, all due to the impact acquisitions, and so very much in line with what we expected.

Dispensing obviously had a great year in 2016. Orders and sales are gonna be down in dispensing. We're down in dispensing. And as I mentioned, you see a large order got pushed into the second quarter. Generally, the markets remain stable, and we've just got a great competitive position in that business.

Fire and safety had a really nice quarter. The overall project funnel is strong. OEM activity is strong. The combination of our legacy fire business with Akron and AWG, that strategy is playing out. Akron in particular has had just really strong results here since we bought the business just about a year ago.

BAND-IT had a nice showing here. The energy business was up. Transportation was solid. The upstream improvements, that helps us in BAND-IT. The North American industrial market is seeing improvements, also, like in other parts of our business.

Okay, let's conclude here with the second quarter and full year guidance. I'm on slide eight. So, for the second quarter, we're estimating, EPS to be in the range of $1.04 to $1.06, revenue to be up 2 to 3 percent, year over year. Margins, again, some of that has to do with the timing of some large things that are being pushed, quarter-to-quarter. Operating margins will be about 21.5 percent. And the Q2 tax rate we expect to actually be very favorable at about 26.5 percent.

In terms of full year, based on our performance here in the first quarter and raising our outlook here a little bit for the second quarter, we're expecting, $4 to 4.10 for the year in earnings. We're also increasing our overall, growth rate expectations, to 3 to 4 percent and margins to be at about 21.5 percent.

We should have about one point of impact from FX for the year. Corporate cost will be around $66 million and no changes in expectation of conversion of free cash flow, still should be about 120 percent.

As always, our guidance doesn't include any impact of acquisitions or restructuring, as we think about the balance of the year.

So, with that, Brenda, operator, I'm gonna stop here and turn it over for questions.

Operator: Certainly. Ladies and gentlemen, if you'd like to ask a question at this time, please press star, one on your telephone keypad. A confirmation tone will indicate that your line is in the question queue. And you may press star, two if you'd like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. And again, that is star, one to ask a question at this time.

Our first question comes from the line of Scott Graham with BMO. Please go ahead with your questions.

Ms. Catia: Hi, this is Catia for Scott Graham. Could you discuss a little bit about what the pricing for the company in first quarter was?

Mr. Andy Silvernail: You know, very consistent, Catia, with what we've seen here in the past, which was about a point - so not a big deviation from what we've seen, pretty consistent with what we've seen over time.

Ms. Catia: And what about the inflation of that?

Mr. Andy Silvernail: Actually, we haven't seen a lot of inflation yet. I will note that, obviously, around some of the commodities have started to inch up. We do expect that that will start to be a bigger issue as we go through the year. We've planned for it and we're mindful of the fact that with the improvement in outlook, you're likely to see some improvement, or some, increases in commodity prices. But generally, nothing has been a major offset yet.

Bill, anything you'd add on that?

Mr. Bill Grogan: No. I mean, as we continue to monitor inbound inflation, we'll look for opportunities to pass along to customers, as well.

Mr. Andy Silvernail: Yeah, we're really--this is pretty high on our list, Catia, about making sure we don't get behind an inflation curve if that starts to pick up. And our expectation is that it's going to, right? That's something that's very high on our priority list as we look at the balance of 2017.

Ms. Catia: Just one more question--sorry about that. Can you discuss--it looks like corporate expenses look lower for the rest of the year. Can you discuss why?

Mr. Andy Silvernail: No, it's pretty consistent, not meaningfully different from what we've talked about in the past. It's kind of 16, 16.5 million a quarter, plus or minus.

Ms. Catia: Okay, that's all for me. Thank you.

Mr. Andy Silvernail: Thank you.

Operator: Our next question is coming from the line of Nathan Jones with Stifel. Please go ahead with your questions.

Mr. Adam Farley: Hey, good morning. This is Adam Farley on for Nathan.

Mr. Andy Silvernail: You guys are all tricking us here this morning. Hey, Adam. How are you?

Mr. Adam Farley: I'm doing well.

Mr. Andy Silvernail: All right.

Mr. Adam Farley: North American industrial. You called out in the press release that there was some improvement in larger capital projects.

Mr. Andy Silvernail: Yep.

Mr. Adam Farley: What markets are driving this improvement specifically, related to the larger capital projects?

Mr. Andy Silvernail: It's actually pretty broad based. Energy is a place that we've seen more of it, meaning upstream energy. We haven't started seeing it in the midstream yet, so to speak. But, I think it's, you're not seeing one place where you're--massive investment and not seeing it in others. You're starting to see it--now, to be clear, it's not huge capital investments. It's things that are just--they're larger projects that are starting to move through the pipeline.

Mr. Adam Farley: Okay, that's helpful. Turning to gross margins, what are the sources of gross margin improvement? Is it CapEx reduction, value pricing, maybe new product releases, or all the above?

Mr. Andy Silvernail: It's actually--it is all the above. Pricing's about what we expected it to be, you know, plus or minus. I mentioned to--when Catia asked the question, a point. The math is actually a little bit less than a point in the first quarter. But, that's about what we expected.

You're getting some--obviously, with our business, specifically FMT, you get a lot of volume leverage. These are very high contribution margin businesses, so you're seeing the improvement there.

And then, just on an ongoing basis, the work that we've done around segmenting our portfolio and specifically our fixed businesses, we're getting, more overall leverage in those businesses than we have in the past.

Mr. Adam Farley: All right, great. Thanks.

Mr. Andy Silvernail: Thanks, Adam.

Operator: Our next question is coming from the line of Mike Halloran with Robert W. Baird. Please go ahead with your question.

Mr. Mike Halloran: Hey, guys. It's actually me.

Mr. Andy Silvernail: Hey, Mike.

Mr. Mike Halloran: So, first on, sustainability here, you know, obviously, the confidence level seems a lot higher, Andy--.

Mr. Andy Silvernail: --Yeah--.

Mr. Mike Halloran: Based on what you've seen over the last couple quarters. I think three quarters in a row now of organic order, positive organic orders.

Mr. Andy Silvernail: Yep.

Mr. Mike Halloran: Maybe dig a layer deeper and just talk about how much you think is inventory replenishment, how much is going right to end market demand. You know, the project activity that you just commented on being broad based seems favorable, from a sustainability perspective, but maybe anything underneath there, and then also just how things trended through the quarter through April. It sounds like March was good--.

Mr. Andy Silvernail: --Yeah--.

Mr. Mike Halloran: But some cadence on that, too?

Mr. Andy Silvernail: Well, Mike, let me--I'll start there. So, March was really good, to be clear, right? So, I think as we--when we got together the last time, our last call, we had mentioned that January had started well. January was a strong month for us.

To be honest with you, February was kind of muted. And so, part of my cautionary tone in my earlier prepared comments is, when you look at our order book over the last three quarters, it's not like through any quarter we've had kind of sustained strength, right? It's still--you still see spottiness, and so I'm mindful of that. But, March was really strong, both in terms of orders and our ability to execute, frankly.

In terms of overall kind of, peeling back the onion, so to speak, the improvements that we saw were pretty broad based. And so it's not a singular market. And so, you know, obviously, our life sciences businesses has been--have been solid here for a long time. And what we really saw--what we've seen here in the last two quarters, specifically this quarter, is improvement in the core industrial business.

So, general industrial, is kind of the big difference between now and six months ago. And, we're seeing that across different businesses.

In terms of it being inventory, do I think that some of it is inventory? I think there's probably a little bit. But, as I've mentioned in the past, the stocking and destocking, it doesn't impact us as much as it does I think some other businesses. A lot of it has to do with we're doing a lot of value added stuff, so we don't have a ton of general products, off the shelf stuff. So, we don't see that quite as much as maybe some others do. So, I think it is more demand.

That being said what you do see in times like this is people--where you do have, con-bons, customer con-bons, you see them changing those levels, right? So, they're gonna take on more stock because they've got to meet more volatility in demand. So, there's a little bit of that. But, I would say, generally, it's an improvement in end market demand.

Mr. Mike Halloran: Yeah, makes a lot of sense. And then, on the margin side, historically, you've always talked about how organic--as the organic revenue accelerates, so too does that drop through for you guys--.

Mr. Andy Silvernail: --Yeah--.

Mr. Mike Halloran: --Pretty nice drop through in the quarter.

Mr. Andy Silvernail: Yeah.

Mr. Mike Halloran: When you look at the rest of the year, you know, 1Q margins on an op basis are a little bit ahead of what the median for '17 looks like.

Mr. Andy Silvernail: Yes.

Mr. Mike Halloran: So, maybe talk about how--the margins you expect through the year. Was there something in the first quarter, besides maybe really good mix, something else that drove something that's not repeatable as we go--moving forward, or is there some level of conservatism being baked in? Some thoughts there would be great.

Mr. Andy Silvernail: You know, Mike, we're only about 30 BPS off of what we're talking about for the year, so it's not a big number, right, number one. And that can flex a lot.

If you look at the FMT margins, the FMT margins were very positively impacted by mix in this quarter. Up 300 basis points--we do think that we've definitely taken a step function--or not a step function but another step in where our sustainable margins are. We do think we have reached a new level there.

But we did have pretty favorable mix in FMT. In HST, actually, we had kind of negative mix. Our sealing business, had a really strong quarter, and that's on the lower end--still quite good, but it's on the lower end of margin mix.

And, so when I look at the year, that plus or minus 21.5 percent, that feels pretty good. The 21.8, that's within striking distance of that 21.5 - not a big difference.

Mr. Mike Halloran: Yeah, that's fair. Thanks, Andy. Appreciate the color, as always.

Mr. Andy Silvernail: Okay, Mike. No problem.

Operator: Thank you. Our next question comes from the line of Charlie Brady with SunTrust. Please proceed with your questions.

Mr. Patrick Wu: Hi, guys. This is actually Patrick Wu standing in for Charlie. Thanks for taking my question.

Mr. Andy Silvernail: Yeah, Patrick.

Mr. Patrick Wu: Just wanted to touch a little bit on growth investments. I think the last quarter, when you guys outlined '17 sort of expectations, I think growth investments are around 11 cents sort of a headwind--.

Mr. Andy Silvernail: --Yep--.

Mr. Patrick Wu: On the bottom line I guess for '17. How much of that has been realized in the first quarter? And I guess, how should we think about, how that is progressing? Is management thinking, this could potentially change now with higher growth?

Mr. Andy Silvernail: --Yeah--.

Mr. Patrick Wu: Organic growth expected and things like that?

Mr. Andy Silvernail: So, we're right on track. The spending that we had planned in the first quarter, to get--to ramp that has happened, so nothing surprising there. So I don't see us--from those planned investments, they're gonna happen very much like we've outlined.

With a little bit better environment, obviously, we'll push even harder around investments. If what we've seen here in the first quarter is sustained, I would expect that some of the investments will increase over the year - not big numbers, Patrick, but I would expect us to make some further investments.

Mr. Patrick Wu: But, I guess that number, that 11 cent number probably wouldn't change even if you're thinking…

Mr. Andy Silvernail: --No, no. Yeah, in terms of how it impacts our margin structure, no.

Mr. Patrick Wu: And can you maybe just talk a little bit more about, I guess, on, sort of on that front, some of the new product rollouts that you guys have, maybe you've already done in the first quarter and sort of throughout the rest of the quarters here?

Mr. Andy Silvernail: Yeah. So, it's pretty broad based, right? So, if you look at our new products, we have a whole host of products that are launching in conjunction with our customers in scientific fluidics, and those are things that are--that take years to develop, right? And so, we expected those to really kick in in '17. We've seen that happen.

In our water business, we have two significant new product launches, one on the meter side and one on the sewer pipeline side. We have new product investments in lack skids coming from our Viking business. And in dispensing, we've got the next generation-- as you know, the X-SMART has been excellent. It's been a great product for us. And we're launching kind of the next phase of that, which is into the next level up market segment that we've been planning here for some time. So, those are all kind of moving ahead. And these are things that have been in the pipeline for a long time for us.

Mr. Patrick Wu: Okay, great. That does give color. I guess just one more - I think you talked a little bit about sort of order rates February being a little muted and March being probably a little bit better than you expected.

Mr. Andy Silvernail: Yep.

Mr. Patrick Wu: What is sort of the exit rate I guess for the orders coming out of March, and what have you seen so far for the first let's say 20 day of April?

Mr. Andy Silvernail: Yeah, it's fine. Orders have been kind of in line with our expectation in April, so nothing--no big deviation. March was definitely stronger than we had expected, but February was softer, right? And so, month to month orders, we obviously pay attention to it. I think the thing that matters more to me now is the fact that you still see the volatility. So we have obviously the tone here in both our release and our prepared remarks and whatnot, obviously, the tone is more positive.

But, that's one of the reasons that I remain a little bit cautious is that volatility is still there. Certainly, in a better position than we were 90 days ago in terms of our confidence level, but there's still volatility.

Mr. Patrick Wu: And that order that you mentioned, FSD that's being pushed into the second quarter, is that, I know you said it's timing related, but what is the reason? Is that the customer saying, hey, we need to hold back on the--?

Mr. Andy Silvernail: --Yeah, the customer chooses, right? They--.

Mr. Patrick Wu: --Okay--.

Mr. Andy Silvernail: --It's a matter of their readiness. So, it's nothing I'm concerned about. It's just, we don't have a lot of things that are on the larger side, and when, things move, by a few weeks, it has an impact.

Mr. Patrick Wu: Got it. Thanks a lot for taking my questions.

Mr. Andy Silvernail: You bet.

Operator: Our next question is coming from the line of Allison Poliniak with Wells Fargo. Please proceed with your questions.

Ms. Allison Poliniak: Hi, guys. Good morning.

Mr. Andy Silvernail: Hey, Allison.

Ms. Allison Poliniak: Can I just go back to the margin assumption question that somebody had had? You talked about mix in FMT being more favorable in Q1. How should we think of that for the rest of the year? And was there a specific vertical with that mix that was driving that?

Mr. Andy Silvernail: I don't know that it's gonna be as good as that for the year. And some of it's mix versus expectation. But, ag was better than we thought it was gonna be, Allison. And as you know, that's very favorable for us. So that was kind of one that was better than expectations.

And then, when you peel back the businesses, as you know, we've got a few brands that just have much higher contribution margins. I'm thinking of the Viking's and the Warren Rupp as an example, right?

Ms. Allison Poliniak: Yeah.

Mr. Andy Silvernail: And they had a better quarter. In terms of, for the balance of the year, again, I think in total, we're in striking distance of kind of overall what we expected.

Ms. Allison Poliniak: Okay, that's great. And then just your comments around, obviously the risk out there, bring forward the question about the sustainability in the early stages of recovery.

Mr. Andy Silvernail: Yeah.

Ms. Allison Poliniak: Obviously, orders great. You seem comfortable with the near term outlook. You know, but as you talk to your customers, is there, a specific market that you're more concerned about the sustainability? I understand your concern, but, I guess what are you seeing from your customers that--could be driving some of that?

Mr. Andy Silvernail: No, I don't have a specific--I'm not putting my finger on anything specific. It just--it's much more--I think your term early stage is a good way to put that in the industrial side. There's--we're literally six months out of a horrible industrial recession? And so, I'm cautious about that, and I'm cautious about the fragility of it.

With a lot of things that are still pretty unpredictable out there and with a lot of positivity priced in, and I don't mean just in the stock market, but priced into confidence, right?

Ms. Allison Poliniak: Uh-huh.

Mr. Andy Silvernail: And even in the last couple weeks, we've seen some of that--you know, the negative side to that. I feel better about what we're seeing, no doubt about it. But, you know, I think we are very prudent to manage--to continue to manage our business for expected volatility.

Ms. Allison Poliniak: No, that's great. And then just on water, you highlighted a lot of the new products, strong order growth there. I don't know. Is there a way to parse out that, you know, you're driving maybe above market order growth because of some of these new products? I don't know how easy--?

Mr. Andy Silvernail: So if you kind of take the, let's just kind of take 5 percent growth, and let's--actually, let's not take 5. Let's say 3 to 4 for the year, right? And you say how much of that do you believe is just underlying market and how much of that is us, outperforming the market, I think a combination of customer focus, meaning really around our segmentation work and new products, I think that's gonna get us a point or two above the underlying market.

So, if you're at 3 to 4, I think we're gonna get 1 to 2 of that where we're gonna outperform on new products and customer focus, and the balance of that's gonna be how the markets perform.

Ms. Alison Poliniak: Great. Thanks so much.

Mr. Andy Silvernail: Thanks, Allison.

Operator: Thank you. Our next question comes from the line of Matthew Mishawn with KeyBank. Please proceed with your question.

Mr. Matthew Mishawn: Hey, good morning, and thank you for taking the questions.

Mr. Andy Silvernail: You bet, Matt.

Mr. Matthew Mishawn: Starting off with HST, could you maybe parse out a little bit around the order growth, what really drove the inflexion to the 8 percent increase? Was it, you know, an increase in sealing, life sciences, you know, or like MPT?

Mr. Andy Silvernail: So the industrial side was decent. The most strength came out of sealing, followed by scientific fluidics and optics. And, those two were really the stronger pieces. Sealing was by far the strongest grower in the quarter and has a little bit of that negative mix I talked about - still quite good. Don't get me wrong. But, it's just, from an overall mix perspective, it's negative to the segment.

Mr. Matthew Mishawn: And then you've been talking about like a very strong product cycle in fluidics and optics in 2017 and 2018. Can you maybe talk about some of the advancements, that are driving that for your customers?

Mr. Andy Silvernail: Well, it--the story is very, very similar, right, which is it's really around our ability to bring, an improved fluidic system, into a whole host of customers, whether it's IVD, Bio, Analytical Instrumentation. You know, you see those things the same. We are--we're kind of taking more real estate, and that is driven by really performance. And that's a combination of our ability to move smaller things at higher pressures, higher quality, and then the integration of optics and fluidics. Those are really the things that come together.

And obviously, that was a piece of our thesis many years ago in bringing those businesses together, and we're seeing that, play itself through.

Mr. Matthew Mishawn: Okay, great. And then if I could squeeze one last one in, there was a large MPT order in 4Q. Did that ship in the first quarter? And how much of the growth would be attributed to that?

Mr. Andy Silvernail: Mostly second quarter--most of that's gonna go in the second quarter, right, Bill?

Mr. Bill Grogan: Yep.

Mr. Andy Silvernail: Yeah. So, it's mostly the second quarter.

Mr. Bill Grogan: All right. Thank you very much.

Mr. Andy Silvernail: Thank you.

Operator: Our next question is coming from the line of Matt Summerville with Alembic Global Advisors. Please go ahead with your questions.

Mr. Matt Summerville: Morning. Just a couple questions - maybe just dig a little bit deeper into what you're seeing in the fire business, if you could parse suppression versus safety and maybe provide a little bit of geographic color around that. I know, in the last year, there were some regions that were a bit more challenged than others. And then, also, can you speak to--kind of provide an update on the fire acquisitions you made during 2016? I know you kind of anniversaried Akron Brass at this point, so--.

Mr. Andy Silvernail: --Right--.

Mr. Matt Summerville: --How are you performing in terms of driving margin improvement, integration, etc.?

Mr. Andy Silvernail: Well, Matt, maybe I'll start there. So the Akron integration has gone really well. Certainly, we are, we're a little bit better than our expectation, and we had pretty aggressive expectations. And that's gone well. It's gone well on a number of levels - on the product side, the channel side, obviously an improved cost structure.

The thesis there if you recall was really bringing together, to close the loop with high value content, on a fire truck and then electronics will increasingly play a bigger role. That's not big yet, but it will be. It will be an important piece of that. So, that's certainly at or above our expectations.

In terms of the overall growth, probably the biggest, I would say, net positive compared to our expectations is the Chinese business has improved. Tenders, which had been held off for quite some time, have been released, and we won those. And by the way, we've won competitive share there. So that's probably the--that's the biggest thing in that overall, fire and safety business.

Mr. Matt Summerville: And then just one more follow-up on FMT - I know you kind of talked about the margins a little bit, and maybe I'll use the term that you sort of backed off from a little bit, and that being step function. If you go back, you know, 12 to 24 months ago--.

Mr. Andy Silvernail: --Yeah.

Mr. Matt Summerville: --You were in a 23 to 24 percent margin bandwidth. And now, for the last two quarters, you've been above 27.

Mr. Andy Silvernail: Yeah.

Mr. Matt Summerville: I guess what--when you think about the mix dynamics in the business, what do you feel going forward is the right sort of high/low bandwidth on that business?

Mr. Andy Silvernail: So I think in that 26, 27 percent around FMT, that's probably a pretty good number here, assuming kind of constant volumes, generally. I think we're at that range now. And you're right. The reason I corrected myself is I think step function is just too great a term. But, we've definitely made some movements, and that's happened around a couple of things.

Number one, as you know, those businesses that we defined as fixed, probably the greatest proportion of those sat inside FMT. And that team really led by Florian, just--they've done a great job. Just bottom line, they've done a terrific job. And by the way, they've done it while launching new products, right - so, very, very happy with that.

But, also, within some of our bigger brands, when you look at the Viking brand or the Warren Rupp brand or even, to a degree, if you look at Banjo that had a huge headwind, they held their own with some pretty big headwinds. And so, we've made improvements in those businesses while they were facing peak to trough double digit headwinds and they held their own. And so, when you get some volume back in those things, it blow through to the bottom.

So, I'll give Eric Ashleman, who's our COO, an awful lot of credit here with really driving that focus in the FMT businesses and helping them get to the kind of margin structure we would expect.

Mr. Matthew Summerville: Great. Thanks, Andy.

Mr. Andy Silvernail: Thank you.

Operator: Our next question is coming from the line of Brett Linzey with Vertical Research Partners. Please go ahead with your questions.

Mr. Brett Linzey: Hi. Good morning, everyone.

Mr. Andy Silvernail: Good morning.

Mr. Brett Linzey: Just wanted to come back to the 2017 guide. So, you're taking up the organic growth forecast, maintaining the point estimate on margins. Surprised you're not getting a little bit better leverage there. If we were to just adjust for investments in some of the M&A noise, where are the volume based incrementals that you're assuming for the business for 2017?

Mr. Andy Silvernail: Boy, I'd have to parse that through, right, in total, separating out the new investments versus if you didn't do new investments and what you get for leverage. That's a tough one, right, to parse out. I think the overall flow-throughs that we're getting are very much in line with our expectations. I don't see anything--any big deviation from what we have thought about and talked about over time.

Mr. Brett Linzey: Okay. And then just back to some of the energy commentary, sounds like it's still relatively muted overall. Could you just talk about what the order flow rates were in the quarter here into April? And was that, that total oil and gas business up in the quarter on a sales basis?

Mr. Andy Silvernail: Well, Brett, you've got to break that down a little bit, because when we talk about energy, right, we've got our businesses that are, liquid controls is an example of our brands. And those are, by and large, that's all they do is energy, right? And then you've got, and then you have pieces of sealing, of BAND-IT, of Viking that, Warren Rupp that all touch that.

So, let me break it down into what's kind of happening in the segments of the energy business. What I mean is, upstream very strong, right, whether--it doesn't matter kind of what part of our business we're touching. But, that's only 2, 3 percent of our IDEX volume. But, that's been up very, very nicely.

The midstream side, is the part that's much more muted, and that's really around LPG. And that has to do with truck builds. That's the part that's still soft. And given what we see as an outlook of truck builds, and we're pretty close to those customers, that's not gonna get better here, we don't think, in the balance of this year, you know? So, that's how I'd separate it out.

Mr. Brett Linzey: Okay. No, that helps. And just one more back to FX, and DP - do you have any sense as to--or could you maybe quantify, what the delta impact was on orders, those large projects last year, how large they were, and then could--?

Mr. Andy Silvernail: --0h, you mean comparison? You mean--?

Mr. Brett Linzey: --Yeah, the comparison.

Mr. Andy Silvernail: Yeah.

Mr. Brett Linzey: And then, what was the size of these projects that got shifted from Q1 into Q2?

Mr. Andy Silvernail: So, I mean, you're talking--it's sub-$10 million in total, right? And I'm talking about what--the comp and the push. So, the tough comp to last year and the push to this year, that's the kind of magnitude you're talking about in total.

Mr. Brett Linzey: Okay. So, underlying orders were still--.

Mr. Andy Silvernail: --They were good--.

Mr. Brett Linzey: --You know, relatively okay.

Mr. Andy Silvernail: So, we'll get to that.

Mr. Bill Grogan: No, I'd say fire and rescue were strong for the quarter as well as BAND-IT. Dispensing was the outlier relative to just those couple projects that moved. So, underlying order rates, if you excluded that, would be in line with the balance of the portfolio.

Mr. Andy Silvernail: But, that's also, when you look at the second quarter and you go, well, why is your organic only gonna be two to three after you're coming off a five, that's part of what you're gonna comp against, right, because you're gonna have--that lumpiness, you've got kind of an orders lumpiness that hits you here, and then you've got a sales lumpiness that hits you in the second quarter.

Mr. Bill Grogan: Exactly.

Mr. Brett Linzey: Okay. All right, great.

Mr. Andy Silvernail: So, we'll be favorable on the order side from that in the second quarter, but we're gonna be hit on the sales side comparatively. That is the right way to pull that, Bill?

Mr. Bill Grogan: Yep.

Mr. Andy Silvernail: Yeah.

Mr. Brett Linzey: Okay, great. Thanks for the detail.

Mr. Andy Silvernail: You bet.

Operator: Our next question comes from the line of Bhupinder Chattha with Jefferies. Please proceed with your questions.

Mr. Bhupinder Chattha: Hey, good morning, guys.

Mr. Andy Silvernail: Good morning.

Mr. Bhupinder Chattha: Hey. So just a question, when we look at the margins here, especially FMT, we have 300 BPS improvement year-over-year. And, historically, I think even this release, you guys talked about productivity. Can you give us some clarity like, how much mix was, how much productivity actually benefited margins overall in that particular business? I think you pointed out, that as one of the margin improvement.

Mr. Andy Silvernail: So, it's--there--what's that?

Mr. Bill Grogan: Go ahead.

Mr. Andy Silvernail: No, go ahead.

Mr. Bill Grogan: Maybe I'll take that one. I would say, right, we've seen ratable improvement within our FMT margins over the last six months, as Andy talked about, some of the focused actions we've taken on some of the fixed businesses. So, I think our underlying kind of target is probably close to that 27 percent rate, and then you're gonna fluctuate off of that based upon the mix within the portfolio.

So, I think kind of fundamental improvements have gotten us close to that 27 percent, and then mix will vary it slightly off of that.

Mr. Andy Silvernail: But, in terms of splitting it between, productivity and volume leverage, they kind of go hand in hand--.

Mr. Bill Grogan: --Yes.

Mr. Andy Silvernail: --Right? So, you know, you're talking about a business that in general is north of 65 percent contribution margin. And the key is, as the volume comes back, we don't have to add fixed cost at nearly the rate, right? So--and that really kind of comes into productivity in and of itself. So, they really go hand in hand, Bhupinder.

Mr. Bhupinder Chattha: Oh, okay. So, if I had to bucket that 300 BPS improvement year-over-year, you would say like two-third would be kind of top line volume leverage and mix and the one-third would be productivity kind of thing? Would that be a fair--?

Mr. Andy Silvernail: --Well--.

Mr. Bill Grogan: --You get price in there, too, so--.

Mr. Andy Silvernail: --Yeah, you get price--.

Mr. Bhupinder Chattha: Oh, okay.

Mr. Andy Silvernail: We're probably--honestly, we're probably getting at too fine a level of detail--.

Mr. Bill Grogan: --Yeah--.

Mr. Andy Silvernail: --To share publicly.

Mr. Bhupinder Chattha: Right.

Mr. Andy Silvernail: We don't really get into that level of detail.

Mr. Bhupinder Chattha: --Okay.

Mr. Andy Silvernail: But, I think, generally, right, the big impact here in the quarter that's different from what you've seen in the last call it year is that change in leverage.

Mr. Bhupinder Chattha: Okay, got it. And, as we go into the rest of 2017, as you have improved your organic guidance here, could you just talk about some of the end markets, from all the three business perspective, what you think are gonna be more--a little bit more positive from your perspective, you think it--you know, there will be some incremental improvement or--and where you see, you know, headwind, if any, basically?

Mr. Andy Silvernail: I think that the biggest difference from where we talked about, a couple months ago here is really around North American industrial. That's the biggest inflexion of anything that we have. And that shows up in FMT and in HST, right, and shows up. You see kind of the strength.

The other place that, obviously was a big differentiator for us within HST was the--were the wins in semi-con. And semi-con's been good for us generally. The market's been decent. But the team has done an exceptional job of focusing in on a handful of core customers and on applications where we can really differentiate. And we've backed that up with a major investment, right?

So, when we opened our new facility in Texas here a couple years ago, it was all about our ability to win in the North American semi-con and North American energy markets. And obviously, energy has been tough in the last few years, but that thesis and that strategy has played itself out. So, that's--they're winning, and they're winning well there.

And then, what's been a little bit lost in the shuffle, although I did touch on it earlier, the team in scientific fluidics and optics, they saw this refresh, this 2017/2018, product cycle refresh years ago. What that team has done to be inside our customers, to have concurrent engineering happening, we told you this about a year and a half ago that this was gonna happen, and it's happening.

And so, the growth that they're getting is really, from years and years of executing their strategy of more high value content by solving those customers' critical problems, and they’ve just done a terrific job, and it's playing out.

Operator: Okay. Thank you. And once again, as a reminder, you may press star, one to ask a question at this time.

Our next question comes from the line of Deane Dray with RBC. Please go ahead with your questions.

Mr. Jeff Reeves: This is Jeff Reeves on for Deane Dray. My question is more about your M&A pipeline. I was curious how it's looking and which segments you're primarily focused on and if you have any other divestitures or portfolio pruning actions in the pipeline?

Mr. Andy Silvernail: Well, Jeff, maybe we'll start there. We don't ever really get into specifics about pruning, but as I've said in the past, we've done the vast majority of things that we're gonna do from that perspective. And I think it's played out well. So, generally, I don't expect to see us, in the divestiture game in any major way here going forward.

In terms of the M&A pipeline, it looks really similar to what it did back when we talked about the fourth quarter. It's robust in the sense of, we've got a lot of targets that we're working. I would say the private equity side, that's been strong, which obviously gives you a little bit of caution, because of the amount of stuff that's being sold.

Prices are elevated. As markets improve, people's expectations raise. And I think that being very, very disciplined here is smart for us.

So, thinking, having a balanced capital allocation strategy is very important in these kind of markets. And then, you know, buying businesses like SFC, like Akron, like AWG that are in our sweet spot and working those things really consistently, that's how we're gonna be successful.

We're going to be very disciplined, and we're gonna be consistent. Over time, we're going to put our balance sheet and our cash flows to work, but it's gonna be in a very disciplined way.

Mr. Jeff Reeves: Okay. And a final follow-on to that - with I guess equity valuations elevated, as you said. Could we possibly see you doing some more acquisitions utilizing your own equity?

Mr. Andy Silvernail: You know, I mean, I guess maybe I'll answer that in a very big picture. I'm not wholly against it. We would use equity if it made sense. The number of situations where I can possibly see us doing that are really, really small. And obviously, we've got the balance sheet and free cash flow that it would have to be a pretty special situation. And obviously, we get more leverage by using our balance sheet. So that would obviously be our first choice. But, to say I would never use equity, that would be too strong. I'd use it in the right situation.

Mr. Jeff Reeves: Great. Thanks.

Mr. Andy Silvernail: Excellent. Thank you, Jeff.

Operator: Thank you. At this time, we have no further questions. I would like to turn the floor back over to Mr. Andy Silvernail for closing comments.

Mr. Andy Silvernail: Well, thank you all again for joining us here in our first quarter conference call. Obviously, I'm really proud of how our teams have executed. They've done a terrific job when we had headwinds here for two and a half years. I'm really proud of what they've gotten done. And, yes, we are seeing some improvement in outlook, and I'm glad we've had the ability to raise our guidance and our expectations.

I still remain cautious, and I think we're all--it's all smart of us to not get, over our skis. And our job is to execute for our shareholders. I appreciate the ownership. I appreciate the focus. And, we look forward to talking to you here in 90 days. Take care.

Operator: This concludes today's teleconference. You may disconnect your lines at this time, and thank you for your participation.